Exhibit 16.1

November 7, 2024

U.S. Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 5, 2024, of Alternus Clean Energy, Inc. and are in agreement with the statements therein concerning Forvis Mazars, LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

New York, New York